Exhibit 99.7

Exhibit — Press release Dated October 28, 2005
Telkonet Completes $20 Million
Convertible Note Placement
Funds to be used for working capital and support of future growth.
Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing powerline carrier (PLC) networking solutions using existing electrical wiring, announced today that the Company has completed a convertible senior debt financing of $20 million. The $20 million is for general working capital needs. The convertible notes bear interest at a fixed rate of 7.25%, payable in cash, and call for monthly principal installments beginning March 1, 2006. At the option of the Company, the principal payments may be paid either in cash or in common stock. If paid in common stock, the value of the stock will be determined by the lower of $5 or 92.5% of the average recent market price of the Company’s common stock. The Company has also agreed to issue one million warrants to the Noteholders exercisable for five years at $5 per share.
The Notes are convertible into common stock at the option of the holder. In addition, at any time after six months, should the stock trade at or above $8.75 for 20 of 30 consecutive trading days, the Company can cause a mandatory redemption and conversion to shares at $5 per share. At any time, the Company can pre-pay the notes with cash or common stock. If the Company elects to use common stock to pre-pay the Notes, the price of the common stock is the lower of $5 or 92.5% of the average recent market price. Should the Company pre-pay the Notes other than by mandatory conversion, the Company must issue additional warrants to the Noteholders covering 65% of the amount pre-paid at a strike price of $5 per share.
In addition to standard financial covenants, the Company has agreed to maintain a letter of credit in favor of the Noteholders equal to $10 million. Once the outstanding principal balance of the Notes decline below $15 million, the amount of the letter of credit is reduced by $.50 for every $1 amortized. The Company also has covenants requiring that it achieve a minimum revenue test of $9 million through ‘06, measured quarterly.
The Notes were purchased by two institutional investors in the face amount of $10 million each. The Company plans to file a registration statement to cover the future issuance of shares which may be issued upon conversion of the Notes and or warrants.

Contact:
Michael Porter
President
Porter, LeVay & Rose, Inc.
212-564-4700
mike@plrinvest.com www.plrinvest.com

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About Telkonet
The Telkonet iWire System uses powerline communications (PLC) technology to enable the transmission of data over existing electrical wires within a building. In doing so, it is not necessary to install new or dedicated wiring or cabling, resulting in simple and quick installation. Once the system is installed, every power outlet throughout a building is converted into a high-speed data network. Timeshare owners can access the Internet from any electrical outlet throughout the resort. In addition, the system is reliable and secure, as data is encrypted and is secure from outside intrusion, ensuring that users cannot access other users on the network.
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure.
The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.
The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).